Filed Pursuant to Rule 424(b)(5)

Registration No. 333-268282

Prospectus Supplement No. 1 dated June 20, 2023 to

Prospectus Supplement dated February 10, 2023

(To Prospectus dated November 18, 2022)

Up to $100,000,000

Common Stock

This prospectus supplement no. 1 (this “Supplement”) is being filed to update, amend and supplement certain information in the prospectus supplement, dated February 10, 2023 (the “Prospectus Supplement”), relating to the offering and sale of shares of our common stock, $0.001 par value per share, offered by the Prospectus Supplement and the prospectus dated November 18, 2022 (the “Prospectus”). Except as modified hereby, this Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus. This Supplement updates, amends and supplements certain information in the Prospectus Supplement to the extent set forth below. Terms used herein have the meanings ascribed to such terms in the Prospectus Supplement unless otherwise defined herein.

Effective on June 16, 2023, B. Riley Securities, Inc., or B. Riley, and Roth Capital Partners, LLC, or Roth, terminated their participation as sales agents under the sales agreement. Effective on June 20, 2023, the Company entered into an Amendment No. 1 to At Market Issuance Sales Agreement with Ladenburg Thalmann & Co., Inc., or Ladenburg, pursuant to which the Company and Ladenburg agreed to lower the fixed commission rate of the gross proceeds of each sale of shares of our common stock under the sales agreement payable to Ladenburg as the sole sales agent from 3.0% to 2.25%.

As a result of the events described in the prior paragraph, each reference to the term “sales agent” or “sales agents” in the Prospectus Supplement is hereby amended to refer only to Ladenburg as the sole sales agent under the sales agreement.

To the extent any information contained in the Prospectus Supplement conflicts with the information contained in this Supplement, such information is hereby superseded by the information contained herein.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-7 of the Prospectus Supplement and in the documents incorporated by reference into the Prospectus Supplement and the Prospectus.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus Supplement and the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann